Exhibit 99.3

  CODE OF ETHICS AND BUSINESS CONDUCT FOR OFFICERS, DIRECTORS AND EMPLOYEES OF
                              IDIAL NETWORKS, INC.

1.   TREAT IN AN  ETHICAL  MANNER  THOSE TO WHOM  IDIAL  NETWORKS,  INC.  HAS AN
     OBLIGATION

The officers,  directors and employees of iDial  Networks,  Inc. (the "Company")
are  committed  to  honesty,  just  management,  fairness,  providing a safe and healthy  environment  free  from the fear of  retribution,  and  respecting  the dignity  due  everyone.  For the  communities  in  which we live and work we are committed  to  observe  sound  environmental  business  practices  and to act as concerned and responsible neighbors, reflecting all aspects of good citizenship.

For our  shareholders  we are  committed  to pursuing  sound growth and earnings objectives and to exercising prudence in the use of our assets and resources.

For our  suppliers  and partners we are  committed to fair  competition  and the sense of responsibility required of a good customer and teammate.

2.   PROMOTE A POSITIVE WORK ENVIRONMENT

All employees want and deserve a workplace where they feel respected, satisfied, and appreciated.  We respect cultural diversity and will not tolerate harassment or  discrimination of any kind -- especially  involving race,  color,  religion, gender, age, national origin, disability, and veteran or marital status.

Providing an  environment  that supports  honesty,  integrity,  respect,  trust, responsibility, and citizenship permits us the opportunity to achieve excellence in our workplace.  While  everyone who works for the Company must  contribute to the  creation  and  maintenance  of  such an  environment,  our  executives  and
management  personnel  assume  special   responsibility  for  fostering  a  work
environment  that is free from the fear of  retribution  and will  bring out the best in all of us.  Supervisors  must be careful  in words and  conduct to avoid placing, or seeming to place,  pressure on subordinates that could cause them to deviate from acceptable ethical behavior.

3.   PROTECT YOURSELF, YOUR FELLOW EMPLOYEES, AND THE WORLD WE LIVE IN

We are  committed to providing a drug-free,  safe and healthy work  environment, and to observing  environmentally sound business practices. We will strive, at a minimum,  to do no harm and where possible,  to make the communities in which we work a better  place to live.  Each of us is  responsible  for  compliance  with environmental, health and safety laws and regulations.

4.   KEEP ACCURATE AND COMPLETE RECORDS

We must maintain accurate and complete Company records. Transactions between the
Company  and  outside   individuals  and  organizations  must  be  promptly  and
accurately entered in our books in accordance with generally accepted accounting
practices  and   principles.   No  one  should   rationalize  or  even  consider
misrepresenting  facts or falsifying  records. It will not be tolerated and will result in disciplinary action.

5.   OBEY THE LAW

We will  conduct  our  business  in  accordance  with  all  applicable  laws and regulations.  Compliance  with the law  does not  comprise  our  entire  ethical responsibility.  Rather,  it is a minimum,  absolutely  essential  condition for performance of our duties. In conducting business, we shall:

     A.   STRICTLY ADHERE TO ALL ANTITRUST LAWS

     Officer,  directors  and employees  must  strictly  adhere to all antitrust laws.  Such laws  exist in the United  States  and in many other  countries where the Company may conduct  business.  These laws prohibit  practices in restraint  of trade  such as  price  fixing  and  boycotting  suppliers  or customers.  They  also bar  pricing  intended  to run a  competitor  out of business; disparaging, misrepresenting, or harassing a competitor; stealing trade secrets; bribery; and kickbacks.

     B.   STRICTLY COMPLY WITH ALL SECURITIES LAWS

     In our role as a publicly  owned  company,  we must  always be alert to and comply with the  security  laws and  regulations  of the United  States and other countries.

          I. DO NOT ENGAGE IN SPECULATIVE OR INSIDER TRADING

          Federal law and  Company  policy  prohibits  officers,  directors  and employees,  directly or indirectly  through their  families or others, from  purchasing or selling  company stock while in the  possession of material,  non-public  information  concerning the Company.  This same prohibition  applies to trading  in the stock of other  publicly  held companies on the basis of material,  non-public information.  To avoid even the  appearance of  impropriety,  Company  policy also  prohibits officers,  directors  and employees  from trading  options on the open market in Company stock under any circumstances.

          Material,   non-public  information  is  any  information  that  could reasonably be expected to affect the price of a stock.  If an officer, director or employee is considering  buying or selling a stock because of inside  information  they  possess,  they  should  assume that such information  is  material.  It is  also  important  for  the  officer, director  or  employee  to keep in mind  that if any  trade  they make becomes the subject of an investigation  by the government,  the trade
          will  be  viewed   after-the-fact   with  the  benefit  of  hindsight.
          Consequently,   officers,   directors  and  employees   should  always
          carefully consider how their trades would look from this perspective.

          Two simple  rules can help  protect  you in this area:  (1) Do not use non-public  information  for personal gain. (2) Do not pass along such information to someone else who has no need to know.

          This  guidance also applies to the  securities of other  companies for which you receive  information in the course of your employment at The
          Company .

          II. BE TIMELY AND ACCURATE IN ALL PUBLIC REPORTS

          As a public  company,  the  Company  must be fair and  accurate in all
          reports  filed  with  the  United  States   Securities   and  Exchange
          Commission.  Officers,  directors  and  management  of The Company are responsible for ensuring that all reports are filed in a timely manner and that they fairly  present the  financial  condition  and operating results of the Company.

          Securities  laws are  vigorously  enforced.  Violations  may result in severe  penalties  including forced sales of parts of the business and significant  fines  against the  Company.  There may also be sanctions against individual  employees  including  substantial fines and prison sentences.

          The principal  executive officer and principal  financial Officer will certify to the  accuracy of reports  filed with the SEC in  accordance with  the  Sarbanes-Oxley  Act of 2002.  Officers  and  Directors  who
          knowingly or  willingly  make false  certifications  may be subject to criminal penalties or sanctions including fines and imprisonment.

6.   AVOID CONFLICTS OF INTEREST

          Our officers, directors and employees have an obligation to give their complete  loyalty to the best  interests of the  Company.  They should avoid  any  action  that may  involve,  or may  appear to  involve,  a conflict  of  interest  with  the  Company.  Officers,  directors  and
          employees   should   not  have  any   financial   or  other   business
          relationships  with  suppliers,  customers or  competitors  that might impair,  or even appear to impair,  the  independence  of any judgment they may need to make on behalf of the Company.

HERE ARE SOME WAYS A CONFLICT OF INTEREST COULD ARISE:

o    Employment  by a  competitor,  or potential  competitor,  regardless of the nature of the employment, while employed by the Company .
o    Acceptance of gifts, payment, or services from those seeking to do business with the Company.
o    Placement  of  business  with a firm  owned or  controlled  by an  officer, director or employee or his/her family.
o    Ownership of, or  substantial  interest in, a company that is a competitor, client or supplier.
o    Acting as a consultant to a the Company customer, client or supplier.
o    Seeking  the  services  or  advice of an  accountant  or  attorney  who has provided services to the Company .

Officers,  directors and employees are under a continuing obligation to disclose any  situation  that  presents  the  possibility  of a conflict or  disparity of interest between the officer,  director or employee and the Company.  Disclosure of any potential  conflict is the key to remaining in full  compliance with this policy.

7. COMPETE ETHICALLY AND FAIRLY FOR BUSINESS OPPORTUNITIES

We must comply with the laws and regulations  that pertain to the acquisition of goods and  services.  We will  compete  fairly and  ethically  for all  business opportunities.  In  circumstances  where  there is  reason to  believe  that the release or receipt of non-public information is unauthorized,  do not attempt to obtain and do not accept such information from any source.

If you are  involved  in  Company  transactions,  you must be  certain  that all statements, communications, and representations are accurate and truthful.

8. AVOID ILLEGAL AND QUESTIONABLE GIFTS OR FAVORS

The sale and  marketing of our products and services  should always be free from even the perception that favorable treatment was sought,  received,  or given in exchange  for the  furnishing  or  receipt  of  business  courtesies.  Officers, directors  and  employees of the Company  will neither give nor accept  business courtesies that  constitute,  or could be reasonably  perceived as constituting, unfair business inducements or that would violate law, regulation or policies of the  Company,  or could  cause  embarrassment  to or reflect  negatively  on the
Company's reputation.

9. MAINTAIN THE INTEGRITY OF CONSULTANTS, AGENTS, AND REPRESENTATIVES

Business  integrity is a key standard for the  selection and retention of those who represent the Company.  Agents,  representatives and consultants must certify their willingness  to comply with the Company's  policies and  procedures  and must never be retained to circumvent  our values and  principles.  Paying bribes or kickbacks, engaging in industrial  espionage,  obtaining the proprietary data of a third party without  authority,  or gaining  inside  information  or  influence  are just a few examples of what could give us an unfair  competitive  advantage  and could  result in violations of law.

10. PROTECT PROPRIETARY INFORMATION

Proprietary  Company  information  may not be disclosed to anyone without proper authorization. Keep proprietary documents protected and secure. In the course of normal business activities,  suppliers,  customers and competitors may sometimes divulge to you information that is proprietary to their business.  Respect these confidences.

11. OBTAIN AND USE COMPANY ASSETS WISELY

Personal use of Company  property  must always be in accordance  with  corporate policy.  Proper  use  of  Company  property,  information  resources,  material, facilities and equipment is your  responsibility.  Use and maintain these assets with the utmost care and respect,  guarding  against waste and abuse,  and never borrow or remove Company property without management's permission.

12.  FOLLOW  THE  LAW  AND USE  COMMON  SENSE  IN  POLITICAL  CONTRIBUTIONS  AND
     ACTIVITIES

The Company  encourages its employees to become involved in civic affairs and to participate in the political process.  Employees must understand,  however, that their involvement and participation must be on an individual basis, on their own time and at their own  expense.  In the United  States,  federal  law  prohibits corporations  from donating  corporate  funds,  goods, or services,  directly or indirectly,  to candidates for federal offices -- this includes  employees' work time. Local and state laws also govern political contributions and activities as they apply to their respective jurisdictions.

13. BOARD COMMITTEES.

The Company shall establish an Audit Committee empowered to enforce this Code of
Ethics.  The Audit Committee will report to the Board of Directors at least once each year regarding the general  effectiveness  of the Company's Code of Ethics, the Company's  controls and  reporting  procedures  and the  Company's  business conduct.

14. DISCIPLINARY MEASURES.

The Company shall  consistently  enforce its Code of Ethics and Business Conduct through  appropriate  means  of  discipline.  Violations  of the  Code  shall be promptly reported to the Audit Committee.  Pursuant to procedures adopted by it, the Audit Committee shall determine whether violations of the Code have occurred and, if so, shall  determine the  disciplinary  measures to be taken against any employee or agent of the Company who has so violated the Code.

The disciplinary  measures,  which may be invoked at the discretion of the Audit
Committee,  include,  but are  not  limited  to,  counseling,  oral  or  written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

Persons  subject to  disciplinary  measures  shall  include,  in addition to the violator,  others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation,  (ii) persons who if requested to divulge information  withhold  material  information  regarding a  violation,  and (iii)
supervisors  who  approve  or condone  the  violations  or attempt to  retaliate against employees or agents for reporting violations or violators.